Exhibit (r.1)

FUND CODE OF ETHICS

I.	General Provisions

A.	Individuals Covered

It is the policy of the Fund that all Access Persons shall be subject to a written code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act. Except for Section I.C.1 herein, which applies to employees of BAAM and Blackstone and to all Access Persons, this Code applies only to the Independent Fund Trustees. All Access Persons of the Fund other than the Independent Fund Trustees are subject to the provisions of other codes of ethics that have been adopted by the Adviser and approved by the Board in accordance with the requirements of Rule 17j-1 under the 1940 Act. For the avoidance of doubt, employees of BAAM and Blackstone remain subject to all BAAM and Blackstone compliance manuals, codes of ethics and policies and procedures.

B.	Personal Securities Transactions

In connection with the purchase or sale, directly or indirectly, by an Independent Fund Trustee of a Security Held or to be Acquired by the Fund, Independent Fund Trustees are prohibited from:

1.	employing any device, scheme or artifice to defraud the Fund;

2.	making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary to make the statements made to the Fund, in light of the circumstances under which they were made, not misleading;

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	engaging in any manipulative practice with respect to the Fund.

C.	Securities Transactions Restrictions

1.	Note: By nature, the Fund does not anticipate that it will issue Securities that are freely transferable. All purchases and sales of Securities issued by the Fund by employees of BAAM or Blackstone or by Access Persons must be cleared through BAAM’s personal trading request system by submitting a request to the CCO or his or her designee to BSLTradeClearance@Blackstone.com, by the opening of the market on the day on which it is desired that the trade be effected, and providing the amount of Securities of the Fund to be purchased or sold. Pre-clearance may be denied following the consideration of a number of factors including, for example, whether the trade creates the appearance of potential conflict with the ongoing activities of the Fund or the Adviser. Pre-clearance will be evidenced by an email from the CCO or his or her designee (with a carbon copy to Merrill Lynch) and is applicable to an order for the specific transaction placed in a specified period not to exceed one trading day. While actual execution time may exceed such specified period, employees will generally have at least one full trading day in which to effect the trade following the receipt of pre-clearance shortly. For example, if a request is approved shortly after the opening of the market on Friday, New York time, such employee or Access Person will have through the close of the market that Friday, New York time, to make the requested trade. Following receipt of the pre-clearance email (of which Merrill Lynch will receive a carbon copy), employees or Access

Persons are to execute the trade over the telephone with Merrill Lynch during the specified time period. Purchases and sales of Securities issued by the Fund will be subject to holding periods and blackout periods where no trading will be permitted. No shorting, options or hedging or derivatives on Securities issued by the Fund will be approved for any reason.

All trading of Securities issued by the Fund purchased or sold by an employee of BAAM or Blackstone must be transacted through an account opened with Merrill Lynch. For new accounts, forms attached as Annex I hereto must be returned to the addresses and facsimile number set forth below. For existing brokerage accounts at Merrill Lynch unrelated to Blackstone shares, please open new accounts using the forms attached hereto in order to trade. For existing brokerage accounts at Merrill Lynch related to Blackstone shares, please trade BSL shares from such existing brokerage account related to Blackstone equity. Contact details for the Merrill Lynch Corporate Services Advisory Team are as follows:

Merrill Lynch

Corporate Services Advisory Team

2 World Financial Center, 35th Floor

New York, NY 10281

Facsimile: (212) 236-2222

Email: Corporate_Services@ml.com

Attention: Nicole Saucier or Joseph Long

With a copy to: BSLTradeClearance@Blackstone.com

Reports of the purchases of Securities issued by the Fund will be used to file any required reports of beneficial ownership in accordance with Section 16 of the Securities Act and Section 30(h) of the 1940 Act.

Purchases of Securities issued by the Fund by employees of BAAM and Blackstone or by Access Persons will be subject to holding periods of (i) six (6) months from the date of purchase or (ii) such shorter or longer periods as the CCO may deem appropriate.

In addition, purchases of Securities issued by the Fund by any Access Person will be subject to a blackout period beginning on the fourteenth (14th) business day preceding, and ending on the third (3rd) business day following, a quarterly meeting of the Board, as set forth on the calendar attached as Annex II hereto, unless such blackout period is shortened or lengthened as the CCO may deem appropriate.

2.	An Independent Fund Trustee shall not purchase Securities issued by Blackstone.

II.	Reporting Requirements

A.	Initial and Annual Acknowledgement

Within ten (10) days of being designated an Independent Fund Trustee, and thereafter on an annual basis, each Independent Fund Trustee must execute the attached form of Acknowledgement of Receipt of the Fund’s Code of Ethics (Appendix A), including the acknowledgement that he or she has read the Code and understands that it applies to him or her.

Employees of BAAM and Blackstone are expected to read and comply with this Code as part of their employment.

Pursuant to Rule 17j-1(d)(2)(ii) under the 1940 Act, Independent Fund Trustees are not required to provide an initial holdings report or a quarterly transaction report required by Rule 17j-1 under the 1940 Act.

B.	Transactions in Reportable Securities

1.	Transaction Reporting Requirements. No later than 30 days after the end of each calendar quarter, each Independent Fund Trustee must report to the CCO any Securities Transaction executed during such calendar quarter in a Reportable Security (or Equivalent Security) in which such Independent Fund Trustee had a Beneficial Interest if the Independent Fund Trustee knew, or in the ordinary course of fulfilling his or her duty as an Independent Fund Trustee should have known, that during the 15-day period immediately before or after the date of such Securities Transaction, (i) the Fund purchased or sold such Reportable Security, or (ii) the Fund or the Adviser considered purchasing or selling such Reportable Security.

Note: For purposes of these reporting requirements, Securities Transaction includes transactions in futures and options on futures.

2.	Disclaimers. Any report of a Securities Transaction pursuant to this Section II.B for the benefit of a person other than the Independent Fund Trustee may contain a statement that the report should not be construed as an admission by the Independent Fund Trustee that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

3.	Confidentiality. All information supplied by an Independent Fund Trustee pursuant to the Code shall be kept in strict confidence, except that such information may be made available to the Board and the CCO. Such information may also be made available to the Securities and Exchange Commission or such other regulatory authority, to the extent required by law, regulation or this Code.

III.	Compliance with the Code

A.	Investigating Violations of the Code

The CCO is responsible for investigating any suspected violation of the Code by an Access Person and shall report the results of each investigation to the Board, provided that the Board may determine to appoint counsel to investigate any matter at the Fund’s expense and report to it, the CCO regarding such matter. The Board is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Access Person. Any violation of the Code by an Access Person of a Fund will be reported to the Board by the CCO not later than the next quarterly meeting after the violation occurs.

B.	Remedies

1.	Sanctions: If the Board determines that an Access Person has committed a violation of the Code, the Board may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of caution or warning, fine, civil referral to the Securities and Exchange Commission or criminal referral. The Board may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result of such reversal. The amount of profit shall be calculated by the Board. The Access Person shall not participate in the Board’s determination of any remedies to be imposed in connection with his or her violation of the Code.

2.	Sole Authority: The Board has sole authority to determine the remedy for any violation of the Code by an Access Person, including appropriate disposition of any monies forfeited pursuant to this provision.

C.	Amendments

Any amendment of the Code shall be submitted to the Board for approval in accordance with Rule 17j-1 under the 1940 Act. Any material amendment of the Code shall become effective only when the Board has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law or regulation.

IV.	Definitions

When used in the Code, the following terms have the meanings set forth below:

A.	General Defined Terms

“Access Person” means any individual that should be treated as an “access person” to the Fund, as such term is defined in Rule 17j-1 under the 1940 Act, and includes, without limitation, the Independent Fund Trustees.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Adviser” means BAAM.

“Blackstone” means The Blackstone Group L.P. or any of its subsidiaries other than BAAM.

“Board” means the Board of Trustees of the Fund.

“CCO” means the Chief Compliance Officer of the Fund.

“Code” means this Code of Ethics, as amended.

“BAAM” means Blackstone Alternative Asset Management L.P. or any of its affiliates.

“Fund” means Blackstone Alternative Alpha Fund or Blackstone Alternative Alpha Master Fund.

“Independent Fund Trustee” means each trustee of the Fund who is not an “interested person” (as defined in Section 2(a) (19) of the 1940 Act) of the Fund, the Adviser or the principal underwriter of the Fund (as defined in the 1940 Act).

B.	Terms Defining the Scope of a Beneficial Interest

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Independent Fund Trustee is deemed to have a Beneficial Interest in the following:

1.	any Security owned individually by the Independent Fund Trustee;

2.	any Security owned jointly by the Independent Fund Trustee with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

3.	any Security in which a member of the Independent Fund Trustee’s Immediate Family has a Beneficial Interest if:

a.	the Security is held in an account over which the Independent Fund Trustee has decision making authority (for example, the Independent Fund Trustee acts as trustee, executor, or guardian); or

b.	the Security is held in an account for which the Independent Fund Trustee acts as a broker or investment adviser representative.

4.	An Independent Fund Trustee is presumed to have a Beneficial Interest in the following:

any Security in which a member of the Independent Fund Trustee’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Independent Fund Trustee. This presumption may be rebutted if the Independent Fund Trustee provides the CCO with satisfactory assurances that the Independent Fund Trustee does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. The presumption will not be deemed rebutted unless and until the CCO approves the petition in writing.

Any uncertainty as to whether an Independent Fund Trustee has a Beneficial Interest in a Security should be brought to the attention of the CCO for resolution. An Independent Fund Trustee may appeal any such resolution to the full Board, the decision of which shall be final. Such questions will be resolved in accordance with, and this definition shall be interpreted in accordance with, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Exchange Act.

“Immediate Family” of an Independent Fund Trustee means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

C.	Terms Defining the Scope of a Reportable Securities Transaction

“Reportable Security” means any Security other than (1) direct obligations of the Government of the United States; (2) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end funds (other than exchange-traded funds).

“Securities Transaction” means a purchase or sale of a Reportable Security in which an Independent Fund Trustee acquires or has a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, closed-end investment companies, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

“Security Held or to be Acquired by the Fund” means (A) any Reportable Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund, or (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described above in clause (A) of this definition.

Acknowledgement of Receipt of the Fund Code of Ethics

I acknowledge that I have received the Blackstone / Blackstone Alternative Alpha Fund Code of Ethics, dated (the “Code”), and represent that:

1.	I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions affected by members of my Immediate Family may therefore be subject to the Code.

2.	I will report all Securities Transactions required to be reported under Section II of the Code in which I have or acquire a Beneficial Interest.

3.	I will comply with applicable provisions of the Code in all respects.

Trustee’s Signature

Name (Print)

Date